EXHIBIT 23.2
Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Oklo Inc. on Form S-8 (File No. 333-280736) of our report dated April 2, 2024, except for Notes 1, 2, 5, 7, 10, 11, 12 and 17, as to which the date is August 30, 2024, and except for Note 16, as to which the date is March 24, 2025, with respect to our audit of the consolidated financial statements of Oklo Inc. as of December 31, 2023 and for the year ended December 31, 2023 appearing in this Annual Report on Form 10-K of Oklo Inc. for the year ended December 31, 2024.

/s/ Marcum LLP

Marcum LLP
Los Angeles, CA
March 24, 2025